Exhibit 99(A)(15)

To the Stock Exchanges in Copenhagen and New York	January 12, 2006 Release 4/2006
TDC Board; recommendation reiterated
Copenhagen, Denmark — The Board of Directors’ statement in connection with Nordic Telephone Company ApS’ reduction of the minimum condition and extension of the offer period for the public tender offer for TDC A/S.
The Board of Directors has taken notice that Nordic Telephone Company ApS has reduced the minimum condition applicable to the public tender offer so that it is a condition to the tender offer that at the end of the extended offer period, NTC owns or has received valid acceptances of the tender offer in respect of an aggregate of at least 85% of the share capital and votes and in addition has extended the offer period of the public tender offer for TDC A/S to 20 January 2006 (06.01 Central European Time, 00.01 New York City Time). The reduction of the minimum condition and the extension of the offer period does not give rise to the Board of Directors to change or amend the Board of Directors’ statement to the shareholders regarding the public tender offer (stock exchange announcement no. 25/2005 of December 2, 2005). The Board of Directors’ recommendation to the shareholders of TDC A/S to accept Nordic Telephone Company ApS’ offer is thus upheld.
For further information please contact TDC Investor Relations at +45 3343 7680.

TDC A/S	Internet:
Noerregade 21	www.tdc.com
0900 Copenhagen C	E-mail:
Tel. +45 33 43 76 80	investorrelations@tdc.dk
Fax +45 33 43 76 78

January 12, 2006 Release 4-2006	TDC reiterates recommendation	Page 2 of 2
TDC is a Danish-based provider of communications solutions with significant presence in selected markets in Northern and Central Europe. TDC has six main business lines; TDC Solutions, TDC Mobile International, TDC Switzerland, TDC Cable TV and TDC Services. TDC was partly privatized in 1994 and fully privatized in 1998. The shares are primarily held by institutional investors and private individuals in Europe and the USA.
TDC listings
Shares: Copenhagen Stock Exchange
Reuters TDC.CO
Bloomberg TDC DC
Nominal value DKK 5
ISIN DK0010 253335
Sedol 5698790
Shares: New York Stock Exchange
Reuters TLD.N
Bloomberg TLD US
One ADS represent one half common share
ISIN US8723 6N1028
Sedol 2883094